UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2012

BCSB Bancorp, Inc.
(Exact Name Of Registrant As Specified In Charter)

Maryland	0-53163	26-1424764
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4111 E. Joppa Road, Suite 300, Baltimore, Maryland 21236
(Address Of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (410) 256-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2012 the Board of Directors of Baltimore County Savings Bank (the “Bank”), a wholly owned subsidiary of BCSB Bancorp, Inc. (the “Company”), approved an amendment of the Baltimore County Savings Bank Supplemental Executive Retirement Plan (“SERP”) and restated the plan document.  Participants in the SERP include Joseph J. Bouffard, the President and Chief Executive Officer and a director of the Company and the Bank, Anthony R. Cole, the Executive Vice President and Chief Financial Officer of the Company and the Bank, and three other officers of the Bank.

The amendment to the SERP corrects an inadvertent error made at the time the SERP was first amended on June 23, 2011, by restoring the early retirement provisions for participants who meet certain age and participation requirements.  As restated, the SERP provides that upon a participant’s separation from service after age 55 but prior to age 65 and with at least 8 years of participation in the SERP, the Bank will pay a participant the equivalent of the normal retirement benefit reduced by 2% for each year between the participant’s age at the time of his early retirement and 65.  The Bank will pay the annual benefit in monthly installments for 15 years beginning on the first business day of the first calendar quarter following the participant’s separation from service.  The Bank will still pay participants who separate from service prior to age 65 without having participated in the SERP for 8 years the accrual balance with respect to the participant.  As defined in the SERP, the accrual balance means, as of any date, the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) to reflect the Bank’s obligation to the participants who participate in the SERP, without regard to whether such amount is actually accrued as of such date.  The Bank has determined that this amendment will not increase the benefit accruals under the SERP, and thus, will not increase the expense related to the plan, from the accruals taken since the SERP was initially adopted in 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BCSB BANCORP, INC.

Date: March 26, 2012	By:	/s/ Joseph J. Bouffard
Joseph J. Bouffard
President and Chief Executive Officer